As filed with the Securities and Exchange Commission on September 16, 2025

 Registration No. 333-289524

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1

 TO

 FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Jianzhi Education Technology Group Company Limited
(Exact name of Registrant as specified in its charter)

Cayman Islands	8220	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

15/F, Tower A, Yingdu Building, Zhichun Road
Haidian District, Beijing 100086
People’s Republic of China
+86 10 58732560
(Address including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, New York 10168
(800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steve Lin, Esq.
Han Kun Law Offices LLP
Rooms 4301-10, 43/F., Gloucester Tower
The Landmark
15 Queen’s Road Central
Hong Kong
+852 2820 5600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐ †

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)

Dated September 16, 2025.

5,800,000 American Depositary Shares

Jianzhi Education Technology Group Company Limited

Representing 348,000,000 Class A Ordinary Shares

We are offering 5,800,000 American depositary shares of Jianzhi Education Technology Group Company Limited (“ADSs”) directly to certain investors. Each ADS represents 60 of our Class A ordinary shares, par value $0.0001 per share.

The ADSs are listed on the Nasdaq Capital Market, under the symbol “JZ.” On September 15, 2025, the closing trading price for the ADSs, as reported on Nasdaq Capital Market, was US$1.73 per ADS.

Jianzhi Education Technology Group Company Limited (“Jianzhi Education” or the “Company”) is a Cayman Islands holding company operating in China through its subsidiaries and contractual arrangements with variable interest entities (the “VIEs”), namely Beijing Sentu Technology Co., Ltd., a limited liability company established under PRC law (“Beijing Sentu” or the “VIE Entity”), and its subsidiaries. The VIEs are consolidated for accounting purpose only and Jianzhi Education does not own any equity interest in the VIEs. Jianzhi Education is not a Chinese operating company and does not conduct operations directly. PRC laws, regulations, and rules restrict and impose conditions on direct foreign investment in certain types of business, including radio and television program production and operation business and value-added telecommunication business, and we therefore operate these businesses in China through the VIE structure which provides investors with exposure to foreign investment in the Chinese operating companies where Chinese law prohibits us from direct foreign investment in the operating companies. Investors are purchasing equity interests in Jianzhi Education, the Cayman Islands holding company, and are not purchasing, and may never directly hold, equity interests in the VIEs. As used in this prospectus, “we”, “us”, or “our” refers to Jianzhi Education and its subsidiaries.

Our corporate structure is subject to risks relating to our contractual arrangements with Beijing Sentu and its shareholders. Such contractual arrangements have not been tested in any of the PRC courts. There are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to these contractual arrangements. If the PRC government finds these contractual arrangements non-compliant with the restrictions on direct foreign investment in the relevant industries, or if the relevant PRC laws, regulations, and rules or the interpretation thereof change in the future, we could be subject to severe penalties or be forced to relinquish our interests in the VIEs or forfeit our rights under the contractual arrangements. Jianzhi Education and investors in our securities face uncertainty about potential future actions by the PRC government, which could affect the enforceability of our contractual arrangements with Beijing Sentu and, consequently, significantly affect the financial condition and results of operations of Jianzhi Education. If we are unable to claim our right to control the assets of the VIEs, our securities may decline in value or become worthless. The PRC government could even disallow the VIE structure completely, which would likely result in a material adverse change in our operations and our securities may significantly decline in value or become worthless.

We face various legal and operational risks and uncertainties relating to doing business in China. We operate our business primarily in China, and are subject to complex and evolving PRC laws and regulations. Given that we and the VIEs do not possess a large amount of personal information, and data processed in our and the VIEs’ business do not have a bearing on national security and thus may not be classified as core or important data by the authorities, as advised by DeHeng Law Offices, our counsel as to PRC law, as of the date of this prospectus, in connection with this offering, under current PRC laws, regulations and rules, we, our PRC subsidiaries, and the VIEs, (i) are not required by the Cyberspace Administration of China (the “CAC”) to go through cybersecurity review, and (ii) other than the filing with the China Securities Regulatory Commission (the “CSRC”) we are required to make after the completion of the first sale of ADSs under this offering, (a) are not required to obtain permissions from the CSRC, and (b) have not been asked to obtain or denied such and other permissions by any PRC government authority, under current PRC laws, regulations and rules in connection with this offering as of the date of this prospectus supplement.

We cannot assure you that the regulators in China hold the same position with us. Uncertainties in the PRC legal system and the interpretation and enforcement of PRC laws and regulations could limit the legal protection available to you and us, hinder our ability to offer or continue to offer the securities, result in a material adverse effect on our business operations, and damage our reputation, which might further cause our securities to significantly decline in value or become worthless.

The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. In accordance with the HFCA Act, trading in the ADSs on a national securities exchange or in the over the counter trading market in the United States may be prohibited if the PCAOB determines that it cannot inspect or fully investigate our auditor for three consecutive years beginning in 2021 or any year thereafter, and, as a result, an exchange may determine to delist the ADSs. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. On February 4, 2022, the U.S. House of Representatives passed a bill, which was signed into law on December 29, 2022 and contained, among other things, an identical provision. On December 23, 2022 the Accelerating Holding Foreign Companies Accountable Act was enacted, which amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, such that the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA is reduced from three years to two. On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong and our auditor was not subject to this determination. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong in 2022. The PCAOB vacated its prior determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. Although we believe that the HFCA Act and the related regulations do not currently affect us, we cannot assure you that there will not be any further implementations and interpretations of the Holding Foreign Companies Accountable Act or the related regulations, which might pose regulatory risks to and impose restrictions on us because of our operations in mainland China.

Cash is transferred among the Company, our WFOE, and the VIE Entity, in the following manners: (i) funds are transferred to Jianzhi Beijing, our WFOE, from the Company as needed through our BVI and/or Hong Kong subsidiaries in the form of capital contributions or shareholder loans, as the case may be; (ii) funds may be paid by Beijing Sentu, the VIE Entity, to Jianzhi Beijing, our WFOE, as service fees according to the contractual arrangements; (iii) dividends or other distributions may be paid by Jianzhi Beijing, our WFOE, to the Company through our Hong Kong and BVI subsidiaries; and (iv) Jianzhi Beijing, our WFOE, and Beijing Sentu, the VIE Entity, lend to and borrow from each other from time to time for business operation purpose. For the year ended December 31, 2021, Beijing Sentu, the VIE Entity, provided a loan of RMB52.4 million to Jianzhi Beijing, our WFOE. For the year ended December 31, 2022, Beijing Sentu, the VIE Entity, received repayments from Jianzhi Beijing, our WFOE, in the amount of RMB36.5 million. For the year ended December 31, 2023, Beijing Sentu, the VIE Entity, provided loans totaling RMB11.9 million to one of subsidiaries of Jianzhi Beijing, meanwhile Beijing Sentu received no repayments from Jianzhi Beijing. For the year ended December 31, 2024, Beijing Sentu, the VIE Entity, provided loans totaling RMB4.3 million (US$0.6 million) to one of subsidiaries of Jianzhi Beijing, meanwhile Beijing Sentu received no repayments from Jianzhi Beijing. Such loans were recorded under “net cash provided by (used in) financing activities” in the VIE Consolidation Schedule. The aforementioned assets transfers were for business operation purposes. We have no plan to distribute earnings or settle amounts owed under the contractual arrangements. As of the date of this prospectus, there were no cash flows between the Company and Jianzhi Beijing, our WFOE, and the Company and Beijing Sentu, the VIE Entity, haven’t paid any dividends or made any distributions to their respective shareholders either. We currently have not maintained any cash management policies that dictate the purpose, amount and procedure of cash transfers between the Company, our WFOE, the VIE Entity, or investors. Rather, the funds can be transferred in accordance with the applicable PRC laws and regulations. For more details, see “Summary — Restrictions on Foreign Exchange and the Ability to Transfer Cash Between Entities, Across Borders and to U.S. Investors.”

To the extent our cash in the business is in the PRC or a PRC entity, the funds may not be available to distribute dividends to our investors, or for other use outside of the PRC, due to interventions in or the imposition of restrictions and limitations on the ability of us, our subsidiaries, or the VIEs by the PRC government to transfer cash. The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Our cash dividends, if any, will be paid in U.S. dollars. As a consequence, we might not be able to pay dividends in foreign currencies to our shareholders. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax. In addition, relevant PRC laws and regulations permit the PRC companies to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The Company’s PRC subsidiaries may pay dividends only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with Chinese accounting standards and regulations; each of the PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. Additionally, the Company’s PRC subsidiaries and the VIEs can only distribute dividends upon approval of the shareholders after they have met the PRC requirements for appropriation to the statutory reserves. Such laws and regulations would limit our ability to transfer cash between the Company, our WFOE, the VIE Entity, or investors. See “Summary — Restrictions on Foreign Exchange and the Ability to Transfer Cash Between Entities, Across Borders and to U.S. Investors”

We qualify as a “controlled company” as defined under the corporate governance rules of the Nasdaq, because Ms. Peixuan Wang beneficially owns all our issued and outstanding Class B ordinary shares, or approximately 85.6% of the total voting power of all our issued and outstanding ordinary shares, as of the date of this prospectus. See “Principal Shareholders.” For so long as we remain a controlled company under that definition, it is permitted to elect to rely, and may rely, on certain exemptions from Nasdaq corporate governance rules. We currently do not intend to avail ourselves of such corporate governance exemptions.

You should read this prospectus, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. These risks are discussed in this prospectus under “Risk Factors” beginning on page 14 and the “Risk Factors” in “Item 3. Key Information — D. Risk Factors” of our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus, as well as in any other recently filed reports and, if any, in any applicable prospectus supplement.

We expect to deliver the ADSs against payment on or about            , 2025.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Public offering price	$	$
Proceeds to us, before expenses	$	$

The offering price will be determined through arm’s length negotiation between our company and the investors

The date of this prospectus is            , 2025

i

PROSPECTUS SUMMARY

This summary highlights selected information about us and information contained in greater detail elsewhere in this prospectus, and in the documents incorporated by reference herein. This summary is not complete and does not contain all of the information that you should consider before investing in the offered ADSs. You should carefully read and consider this entire prospectus and information incorporated by reference into this prospectus, including the financial statements and related notes and “Risk Factors” starting on page 14 of this prospectus, before making an investment decision. If you invest in our securities, you are assuming a high degree of risk.

The Company

Since being established, we, together with the VIEs, have been committed to developing educational content and providing IT related solutions to fulfil the massive demand for high-quality, professional development training resources and to meet the specific needs of educational institutions and other institutional customers in China.

We, together with the VIEs, started operations by providing educational content products and IT services to higher education institutions. After an initial growth period, leveraging our and the VIEs’ deep understanding into and rich experience in professional development training and IT related resolutions designed for educational customers, as well as our and the VIEs’ strong curriculum and software development capabilities, our and the VIEs’ products and brand have gained increasing recognition and acceptance by both higher education institutions and the general public. We, together with the VIEs, then initiated end-user business and started providing products to individual customers, and acquired companies in Shanghai and Guangzhou to facilitate further expansion in the end-user market.

Leveraging our and the VIEs’ strong capabilities in developing proprietary professional development training content and IT related solutions and success in consolidating educational content and software resources within the industry, we and the VIEs have successfully built up a comprehensive, multi-dimensional digital educational content database and are able to provide customized technological support for educational institutions and other institutional customers. Furthermore, we are actively incorporating AIGC technology into the development of our educational products and services. Our and the VIEs’ educational content database offers a wide range of professional development products, including employability skills and entrepreneurship guidance courses, professional skills training courses, skill improvement courses and professional certification quiz banks. We and the VIEs embed proprietary digital education content into the self-developed online learning platforms, which are provided to a wide range of customers through our and the VIE’s omni-channel sales system.

The VIEs and China Operations

Jianzhi Education is a Cayman Islands holding company and does not conduct operations directly. The operations in China are conducted through (i) Jianzhi Education’s PRC subsidiaries, including Jianzhi Beijing (the “WFOE”) and its subsidiaries, in which we hold equity ownership interests, and (ii) variable interest entities, namely Beijing Sentu (the “VIE Entity”) and its subsidiaries (collectively, the “VIEs”). The VIEs are consolidated for accounting purpose only and Jianzhi Education does not own any equity interest in the VIEs. Investors are purchasing equity interests in Jianzhi Education, the Cayman holding company, and are not purchasing, and may never directly hold, equity interests in the VIEs. In June 2018, the WFOE entered into a series of contractual arrangements with Beijing Sentu and its shareholders. These agreements or their forms are filed as exhibits to the registration statement on Form F-1 of which this prospectus is a part and include: (i) an exclusive business cooperation agreement (the “Exclusive Business Cooperation Agreement”), which enables us to receive substantially all of the economic benefits of Beijing Sentu. Pursuant to the Exclusive Business Cooperation Agreement, Beijing Sentu is obliged to pay service fee to Jianzhi Beijing for the exclusive services such as technical services, Internet support, business consulting, marketing consulting, system integration, product development and system maintenance. The service fee shall consist of 100% of the profit before tax of Beijing Sentu, after the deduction of all costs, expenses, taxes and other fee required under PRC laws and regulations. Beijing Sentu agrees not to accept the same or any similar services provided by any third party and shall not establish cooperation relationships similar to that formed by the Exclusive Business Cooperation Agreement with any third party, except with the prior written consent of Jianzhi Beijing. Beijing Sentu has unconditionally and irrevocably authorized Jianzhi Beijing or its designated person as its agent to (a) sign any necessary documents with third parties (including but not limited to customers and suppliers) on behalf of Beijing Sentu; and (b) to handle all necessary documents and matters which will enable Jianzhi Beijing to exercise all or part of its rights under the Exclusive Business Cooperation Agreement on behalf of Beijing Sentu. And Jianzhi Beijing shall have exclusive proprietary rights to and interests in any and all intellectual property rights developed or created by itself and Beijing Sentu; (ii) a voting rights proxy agreement (the “Voting Rights Proxy Agreement”) and an equity pledge agreement (the “Equity Pledge Agreement”), which provide us with control over Beijing Sentu. Pursuant to the Voting Rights Proxy Agreement, each of the Registered Shareholders, unconditionally and irrevocably appoints Jianzhi Beijing, the authorized director and successor of Jianzhi Beijing or any liquidator replacing the director of Jianzhi Beijing (but excluding those who are shareholders of Beijing Sentu or who may give rise to conflict of interests) to exercise such shareholder’s rights in Beijing Sentu in accordance with PRC laws and the articles of Beijing Sentu. Pursuant to the Equity Pledge Agreement, each of the Registered Shareholders unconditionally and irrevocably pledged and granted first priority security interests over all of his/her/its equity interests in Beijing Sentu together with all related rights thereto to Jianzhi Beijing as security for performance of the Contractual Arrangements and all direct, indirect or consequential damages and foreseeable loss of interest incurred by Jianzhi Beijing as a result of any event of default on the part of the Registered Shareholders, Beijing Sentu and all expenses incurred by Jianzhi Beijing as a result of enforcement of the obligations of the Registered Shareholders and/or Beijing Sentu under the Contractual Arrangements; and (iii) an exclusive option agreement (the “Exclusive Call Option Agreement”), which provides us with the option to purchase all of the equity interests in Beijing Sentu. Pursuant to the Exclusive Call Option Agreement, the Registered Shareholders have unconditionally and irrevocably granted Jianzhi Beijing or its designated purchaser the right to purchase all or part of their equity interests in Beijing Sentu (the “Equity Call Option”). The purchase price payable by Jianzhi Beijing in respect of the transfer of equity interests upon exercise of the Equity Call Option shall be the higher of (a) the lowest price permitted under PRC laws and regulations or (b) the capital contribution in relation to the equity interests. For a detailed discussion of such contractual arrangements, please refer to “Item 4. Information on the Company — C. Organizational Structure — Contractual Arrangements with Beijing Sentu and Its Shareholders” of our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus. We exercise control over Beijing Sentu and its subsidiaries and become the primary beneficiary of Beijing Sentu and its subsidiaries for accounting purposes through such Contractual Arrangements, which are less effective than direct ownership. Our control over Beijing Sentu and its subsidiaries and our position of being the primary beneficiary of Beijing Sentu and its subsidiaries for the accounting purposes are limited to the conditions that we met for consolidation of Beijing Sentu and its subsidiaries under U.S. GAAP. Such conditions include that (i) we control Beijing Sentu through power to govern the activities which most significantly impact Beijing Sentu’s economic performance, (ii) we are contractually obligated to absorb losses of Beijing Sentu that could potentially be significant to Beijing Sentu, and (iii) we are entitled to receive benefits from Beijing Sentu that could potentially be significant to Beijing Sentu. Only if we meet the aforementioned conditions for consolidation of Beijing Sentu and its subsidiaries under U.S. GAAP, we will be deemed as the primary beneficiary of Beijing Sentu and its subsidiaries, and Beijing Sentu and its subsidiaries will be treated as our consolidated affiliated entities for accounting purposes. We could face heightened risks and substantial costs in enforcing these contractual arrangements, because, although the aforementioned Contractual Arrangements have been widely adopted by PRC companies seeking for listing aboard, such arrangements have not been tested in any of the PRC courts. In addition, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to these contractual arrangements. If the PRC government finds such agreements non-compliant with relevant PRC laws, regulations, and rules, or if these laws, regulations, and rules or the interpretation thereof change in the future, we could be subject to severe penalties or be forced to relinquish our interests in the VIEs or forfeit our rights under the contractual arrangements, which could cause the value of the ADSs to significantly decline or become worthless. See “Item 3. Key Information — D. Risk Factors — Risks Related to Corporate Structure” of our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

The following diagram illustrates the corporate structure of us and the VIEs, including our significant subsidiaries, Beijing Sentu and its subsidiaries, as of the date of this prospectus:

Jianzhi Education Technology Group Company Limited (Cayman Islands)
100%
Jianzhi INC (US)
100%
Jianzhi Education Group Company Limited (BVI)
100%
Jianzhi Education Technology (HK) Company Limited (Hong Kong)
100%
Hong Kong Sentu Education Technology Limited (Hong Kong)
Offshore
Onshore
100%
Jianzhi Century Technology (Beijing) Co., Ltd. (PRC)
Beijing Sentu Technology Co., Ltd. (PRC)
Contractual Arrangements
100%
Beijing Sentu Lejiao Information Technology Co., Ltd. (PRC)
100%
Sentu Shuzhi Education Technology (Beijing) Co., Ltd. (PRC)
100%
Guangzhou Xingzhiqiao Information Technology Co., Ltd. (PRC)
51.2%
Shanghai Ang'you Internet Technology Co., Ltd. (PRC)
51%
Wuhan Crossboarder Information Co., Ltd. (PRC)
100%
Guangzhou Lianhe Technology Co., Ltd. (PRC)

Notes:

(1)	48.8% equity interest in Shanghai Ang’you is owned by Ms. Xiaoling Tang, a prior management member of Shanghai Ang’you, an entity controlled by Beijing Sentu, the VIE Entity.
(2)	49% equity interest in Wuhan Crossboarder is owned by Zhangmei Technology Co., Ltd.

Permissions Required from the PRC Authorities for Our Operations

As of the date of this prospectus, as advised by DeHeng Law Offices, our counsel as to PRC law, our PRC subsidiaries and the VIEs have obtained the requisite licenses and permits from the PRC government authorities for the business operations we and the VIEs conduct in the PRC, including the value-added telecommunications business operating license, license for production and operation of radio and television programs and operating license of publication. For a list of licenses and approvals that our WFOE and the VIEs are required to obtain for the operations we and the VIEs conduct in China as of the date of this prospectus, see “Item 4. Information on the Company — B. Business Overview — Licenses and Approvals” of our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus. However, we cannot assure you that our PRC subsidiaries and the VIEs are always able to successfully update or renew the licenses or permits required for the relevant business in a timely manner or that these licenses or permits are sufficient to conduct all of our and the VIEs’ present or future business. If our PRC subsidiaries and the VIEs (i) do not receive or maintain required permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and our PRC subsidiaries or the VIEs are required to obtain such permissions or approvals in the future, we could be subject to fines, legal sanctions or an order to suspend the VIEs’ online educational content services, which may materially and adversely affect the business, financial condition and results of operations of us and the VIEs. For risks relating to licenses and approvals required for our and the VIEs’ operations in China, see “Item 3. Key Information — D. Risk Factors — Risks Related to the Business and Industry of Us and the VIEs — The VIEs face risks and uncertainties in the licensing and approval requirements of the VIEs’ online educational content services. If the VIEs fail to obtain and maintain the requisite licenses and approvals required under the complex regulatory environment for online education in China, financial condition and results of operations may be materially and adversely affected” of our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

On December 28, 2021, the CAC and other ministries and commissions jointly promulgated the Cybersecurity Review Measures (the “Measures”), which came into effect on February 15, 2022, targeting to further restate and expand the applicable scope of the cybersecurity review. Pursuant to the Measures, critical information infrastructure operators that intend to purchase Internet products and services and online platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review. The Measures further stipulate that if an online platform operator possesses the personal information of more than one million users and intends to list in a foreign country, it shall proactively apply to the Office of Cybersecurity Review for cybersecurity review. However, regulatory requirements on cybersecurity and data security in the PRC are constantly evolving and can be subject to varying interpretations or significant changes, which may result in uncertainties about the scope of our responsibilities in that regard.

DeHeng Law Offices, our counsel as to PRC law, has advised us that, if any of the following circumstance exists, we and the VIEs shall apply with the CAC for cybersecurity review with respect to this offering: (i) we and the VIEs possess over one million individuals’ personal information; (ii) we and the VIEs are deemed as critical information infrastructure and intend to purchase internet products and services that will or may affect national security, and (iii) we and the VIEs carry out any data processing activities which has affected or may affect national security. We believe we and the VIEs have none of the aforesaid circumstances, and given that: (i) our and the VIEs’ products and services are offered not directly to individual users but through our and the VIEs’ institutional customers and our and the VIEs’ business partner; (ii) we and the VIEs do not possess a large amount of personal information in our and the VIEs’ business operations; and (iii) data processed in our and the VIEs’ business do not have a bearing on national security and thus may not be classified as core or important data by the authorities, as advised by DeHeng Law Offices, our counsel as to PRC law, there remains uncertainty as to how the Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Measures. If any such new laws, regulations, rules, or implementation and interpretation comes into effect, we and the VIEs will take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us. However, we cannot assure you that we and the VIEs can fully or timely comply with such laws. In the event that we and the VIEs are subject to any mandatory cybersecurity review and other specific actions required by the CAC, we and the VIEs face uncertainty as to whether any clearance or other required actions can be timely completed, or at all. Given such uncertainty, we and the VIEs may be further required to suspend our and the VIEs’ relevant business, shut down our and the VIEs’ website, or face other penalties, which could materially and adversely affect our and the VIEs’ business, financial condition, and results of operations, and/or the value of the ADSs or could significantly limit or completely hinder our and the VIEs’ ability to offer or continue to offer securities to investors. In addition, if any of these events causes us unable to direct the activities of the VIEs or lose the right to receive their economic benefits, we and the VIEs’ may not be able to consolidate the VIEs into our consolidated financial statements in accordance with U.S. GAAP, which could cause the value of the ADSs to significantly decline or become worthless.

Approvals Required from the PRC Authorities for Offering Securities to Foreign Investors

On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies and five supporting guidelines (collectively, the Overseas Listing Trial Measures), which came into effect on March 31, 2023. Pursuant to the Overseas Listing Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedure and report relevant information to the CSRC. Domestic companies that have been listed on a foreign stock exchange prior to the effective date of the Overseas Listing Trial Measures are not required to file with the CSRC to maintain its listing status on the foreign stock exchange, but are required to file with the CSRC within three working days after such domestic company completes a security offering on the foreign stock exchange on which its securities have been listed.

On September 6, 2024, the NDRC and MOFCOM issued the Special Administrative Measures for Access of Foreign Investment (Negative List) (2024 Edition) (the “Negative List 2024”), which came into effect on November 1, 2024. According to Negative List 2024, PRC entities which engage in any field forbidden by the Negative List 2024 for access of foreign investment shall be approved by competent PRC authorities when they seek listing offshore, and foreign investors shall not participate in operation and management and their shareholding ratio shall be in compliance with PRC laws.

As advised by DeHeng Law Offices, as the Overseas Listing Trial Measures and the Negative List 2024 were newly promulgated, and due to the lack of further clarifications or detailed rules and regulations, DeHeng Law Offices, our counsel as to PRC law, have further advised us that, there are still uncertainties as to how the aforementioned rules will be interpreted or implemented and whether the PRC regulatory agencies may adopt new laws, regulations, rules, or detailed implementation and interpretation and there is no assurance that PRC regulatory agencies, including the CSRC, would take the same view as they do. We cannot assure you that we and the VIEs can fully or timely comply with such laws. If it is determined that the approval of CSRC or other PRC government authorities is required for this offerings, or if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offerings, we may be unable to obtain a waiver of such approval requirements, and we may face sanctions by the CSRC or other PRC regulatory agencies for failure to obtain or delay in obtaining approvals from the CSRC or other PRC regulatory agencies for this offerings. These regulatory authorities may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from our offshore offerings into China or take other actions that could materially and adversely affect our business, reputation, financial condition, results of operations, prospects, as well as the trading price of the ADSs. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offerings before the settlement and delivery of the ADSs that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ADSs we are offering, you would be doing so at the risk that the settlement and delivery may not occur. For risks related to the oversight of the CAC and approval of the CSRC and other PRC government authorities, please refer to “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — It is unclear whether we and the VIEs will be subject to the oversight of the CAC and how such oversight may impact us. Our and the VIEs’ business could be interrupted or we and the VIEs could be subject to liabilities which may materially and adversely affect the results of our and the VIEs’ operation and the value of your investment” and “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — The approval of the CSRC or other equivalent PRC government authorities may be required in connection with our future offerings under current PRC laws, regulations and rules. Any action by the PRC government to exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers could result in a material change in our operation, cause the value of our ordinary shares to significantly decline or become worthless, and significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors” of our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

We and the VIEs have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC, the CAC, or other PRC regulatory authorities required for overseas listings, including this offerings. For risks relating to regulatory approvals on overseas listings, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — The approval of the CSRC or other equivalent PRC government authorities may be required in connection with our offerings under current PRC laws, regulations and rules. Any action by the PRC government to exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers could result in a material change in our operation, cause the value of our ordinary shares to significantly decline or become worthless, and significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors” of our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

Cash and Asset Flows through Our Organization

For the year ended December 31, 2018, Jianzhi Beijing, our WFOE, provided a loan of RMB36.1 million to Beijing Sentu, the VIE Entity. For the year ended December 31, 2019, Jianzhi Beijing, our WFOE, provided a loan of RMB24.4 million to Beijing Sentu, the VIE Entity (the “2019 Loan”). For the year ended December 31, 2020, Beijing Sentu, the VIE Entity, paid off the 2019 Loan and provided a loan of RMB13.7 million to Jianzhi Beijing, our WFOE. For the year ended December 31, 2021, Beijing Sentu, the VIE Entity, provided another loan of RMB52.4 million to Jianzhi Beijing, our WFOE. For the year ended December 31, 2022, Beijing Sentu, the VIE Entity, received repayments from Jianzhi Beijing, our WFOE, in the amount of RMB36.5 million. For the year ended December 31, 2023, Beijing Sentu, the VIE Entity, provided loans totaling RMB11.9 million to one of subsidiaries of Jianzhi Beijing, meanwhile Beijing Sentu received no repayments from Jianzhi Beijing. For the year ended December 31, 2024, Beijing Sentu, the VIE Entity, provided loans totaling RMB4.3 million (US$0.6 million) to one of subsidiaries of Jianzhi Beijing, meanwhile Beijing Sentu received no repayments from Jianzhi Beijing. Such loans were recorded under “net cash provided by (used in) financing activities” in the VIE Consolidation Schedule. See “Item 3. Key Information — VIE Consolidation Schedule” of our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus. In addition, Beijing Sentu, the VIE Entity, transferred the copyright ownership of educational video content to Jianzhi Beijing, our WFOE, in 2020, which had a total value of RMB22.2 million. From January 1, 2025 to date, Beijing Sentu received repayments from a subsidiary of Jianzhi Beijing in the amount of RMB5.81 million (US$0.8 million). The aforementioned assets transfers were for business operation purposes.

Dividends or Distributions Made to the Company

As of the date of this prospectus, Jianzhi Beijing, our WFOE, hasn’t paid any dividends or made any distributions to the Company, and the Company and Beijing Sentu haven’t paid any dividends or made any distributions to their respective shareholders either.

According to the terms of Contractual Arrangements that our WFOE entered into with Beijing Sentu, the VIE Entity, and its shareholders, our WFOE has a right to charge the VIEs for services provided to them. These service fees shall be recognized as expenses of VIE and its subsidiaries, with a corresponding amount as revenue by our WFOE and then completely eliminate in consolidation level. For income tax purposes, our WFOE and VIEs file income tax returns on a separate company basis. The service fees paid are recognized as a tax deduction by VIEs and as revenue by our WFOE. The PRC’s statutory Enterprise Income Tax (“EIT”) rates is 25%. VIE Entity and certain its subsidiaries are qualified for preferential EIT rate of 20% or entitled to reduction of taxable income. However, the preferential tax policy is subject to qualification and temporary in nature. It may not be available in a future period when the service fees are really paid. As of the date of this prospectus, Beijing Sentu, the VIE Entity, has not paid any service fees to our WFOE. Therefore, based on our assessment and best estimate, the possibility of significant income tax variance caused by such hypothetical scenario deems remote.

Summary Risk Factors

Investing in the ADSs involves a high degree of risk. You should carefully consider the risks and uncertainties summarized below, the risks described under the “Risk Factors” section and the “Risk Factors” in “Item 3. Key Information — D. Risk Factors” of our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus, as well as in any other recently filed reports and, if any, in any applicable prospectus supplement.

We and the VIEs face risks and uncertainties in realizing business objectives and executing strategies, including:

●	We and the VIEs face intense competition within each of the business segments, which may affect the business, financial condition and results of operations of us and the VIEs;

●	Our and the VIEs’ historical financial and operating results may not be indicative of the future performance and our and the VIEs’ financial and operating results may be difficult to forecast;

●	We and the VIEs have a history of net loss and we may not be able to achieve or subsequently maintain profitability;

●	We and the VIEs are subject to risks in connection with customer base;

●	We and the VIEs are subject to risks associated with brand recognition and market reputation;

●	We and the VIEs have recorded thin gross profit margins for some of the products;

●	Our and the VIEs’ business relies heavily on a limited number of promotion companies;

●	We and the VIEs are subject to credit risk;

●	We and the VIEs are subject to risks relating to the significant impairment charges against the intangible assets;

●	We and the VIEs are subject to goodwill impairment risks;

●	We and the VIEs may fail to manage growth effectively;

●	The VIEs are subject to the risks in connection with educational content offerings;

●	Jianzhi Education is a Cayman Islands holding company operating in China through its subsidiaries and contractual arrangements with Beijing Sentu. Investors in the Securities thus are not purchasing, and may never directly hold, equity interests in the VIEs. There are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to such agreements that establish the VIE structure for the majority of our and the VIEs’ operations in China.

●	Our contractual arrangements with Beijing Sentu and its shareholders may not be as effective in providing operational control as direct ownership, and Beijing Sentu’s shareholders may fail to perform their obligations under the contractual arrangements;

●	Shareholders of Beijing Sentu may have conflicts of interest with us;

●	The PRC government has significant authority to exert influence on the China operations of an offshore holding company;

●	There are uncertainties in the PRC legal system. Some rules and regulations in China might change quickly with little advance notice. The interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us;

●	We are subject to risks relating to approvals of PRC government authorities in connection with future offerings; and

●	Our auditors is currently subject to PCAOB inspections and has been inspected by the PCAOB on a regular basis. Although we believe that the Holding Foreign Companies Accountable Act and the related regulations do not currently affect us, we cannot assure you that there will not be any further implementations and interpretations of the Holding Foreign Companies Accountable Act or the related regulations, which might pose regulatory risks to and impose restrictions on us because of our operations in mainland China.

Corporate History and Structure

In May 2011, Beijing Sentu Huarui Education Technology Co., Ltd., or Sentu Huarui, the predecessor company of Beijing Sentu, was established as a limited liability company in the PRC.

In December 2015, Sentu Huarui was converted from a limited liability company into a joint stock limited liability company and renamed Beijing Sentu Education Technology Co., Ltd., or Beijing Sentu.

In May 2016, Beijing Sentu was listed on the National Equities Exchange and Quotations, or NEEQ in the People’s Republic of China (stock code: 837329). However, as the liquidity of shares traded on NEEQ is comparatively low, Beijing Sentu voluntarily ceased to quote its shares on the NEEQ on November 7, 2017.

In October 2016, Shanghai Ang’you Internet Technology Co., Ltd., or Shanghai Ang’you, became a 51.2% owned subsidiary of Beijing Sentu. To further expand the business operations, in October 2017, Beijing Sentu acquired 51% equity interests of Guangzhou Xingzhiqiao Information Technology Co., Ltd., or Guangzhou Xingzhiqiao, and in August 2018, acquired the remaining 49% equity interests of Guangzhou Xingzhiqiao.

In March 2018, Jianzhi Education Technology Group Company Limited was incorporated in the Cayman Islands as an exempted company with limited liability. In March 2018, Jianzhi Education Group Company Limited, or Jianzhi Education (BVI), was incorporated as a wholly-owned subsidiary of Jianzhi Education Technology Group Company Limited. In April 2018, Jianzhi Education Technology (HK) Company Limited, or Jianzhi Education (HK), was incorporated, and was held by Jianzhi Education (BVI) as an investment holding company. In April 2018, Jianzhi Century Technology (Beijing) Co., Ltd., or Jianzhi Beijing, was established in the PRC as a wholly foreign owned enterprise, and was wholly owned by Jianzhi Education (HK).

In July 2018, we issued 11,110,000 ordinary shares (10% of our enlarged share capital reflecting the effect of stock split) to Dongxing Securities (Hong Kong) Financial Holdings Limited, or Dongxing Securities, for a consideration of RMB46.0 million.

In September 2018, the entire equity interests in Beijing Sentu Lejiao Information Technology Co., Ltd., or Sentu Lejiao, was transferred to Jianzhi Beijing such that our Company indirectly held the equity interests in Sentu Lejiao.

In June 2021, Sentu Shuzhi Education Technology (Beijing) Co., Ltd., or Sentu Shuzhi, was established in the PRC as a wholly-owned subsidiary of Sentu Lejiao.

On August 30, 2022, the Company closed its initial public offering of 5,000,000 ADSs at a public offering price of US$5.00 per ADS for total gross proceeds of approximately US$25,000,000. Each ADS represents two ordinary shares of the Company. The ADSs began trading on August 26, 2022 on the Nasdaq Stock Market under the ticker symbol “JZ.”

In December 2022, Wuhan Crossboarder Information Co., Ltd., or Wuhan Crossboarder, became a 51% owned subsidiary of Sentu Guoxin Education Technology (Beijing) Co., Ltd, or Sentu Guoxin. In November 2023, Sentu Guoxin was dissolved and deregistered.

In September 2023, Beijing Sentu acquired 51% equity interests of Wuhan Crossboarder.

On February 15, 2024, the Company announced a change in ADS to ordinary share ratio from each ADS representing two ordinary shares to each ADS representing six ordinary shares. Such ADS ratio change became effective on February 20, 2024.

On June 12, 2025, the Company announced another change in ADS to ordinary share ratio from each ADS representing six ordinary shares to each ADS representing sixty ordinary shares. Such ADS ratio change became effective on June 16, 2025.

Due to PRC regulations that limit foreign equity ownership of entities providing radio and television program production and operation business and value-added telecommunication business, in June 2018, we conduct a substantial part of our operations in China through a series of contractual arrangements with Beijing Sentu and its shareholders, or Contractual Arrangements.

As a result of the Contractual Arrangements that our WFOE entered into with Beijing Sentu, the VIE Entity, and its shareholders, the control and benefits of Beijing Sentu and its subsidiaries were accrued to us subject to the conditions that we have satisfied for consolidation of Beijing Sentu and its subsidiaries under U.S. GAAP. Such conditions include that (i) we control Beijing Sentu through the power to govern the activities which most significantly impact Beijing Sentu’s economic performance, (ii) we are contractually obligated to absorb losses of Beijing Sentu that could potentially be significant to Beijing Sentu, and (iii) we are entitled to receive benefits from Beijing Sentu that could potentially be significant to Beijing Sentu. We are deemed as the primary beneficiary of Beijing Sentu and its subsidiaries, and Beijing Sentu and its subsidiaries are treated as our consolidated affiliated entities for accounting purposes under U.S. GAAP. We have consolidated the financial results of Beijing Sentu and its subsidiaries in our (including the VIEs’) consolidated financial statements in accordance with U.S. GAAP. We refer to Jianzhi Beijing as our WFOE, and to Beijing Sentu and its subsidiaries as the VIEs.

Under PRC law, we may provide funding to our WFOE only through capital contributions or loans, and to Beijing Sentu only through loans, subject to the satisfaction of applicable government registration and approval requirements. We rely on dividends and other distributions from our WFOE to satisfy part of our liquidity requirement. Our WFOE enjoys the economic interest in the operations of Beijing Sentu in the form of service fees under the Contractual Arrangements among our WFOE, Beijing Sentu, and shareholders of Beijing Sentu. For risks relating to the fund flows of our China operations, see “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans to our PRC subsidiaries or VIE or to make additional capital contributions to Jianzhi Beijing, which could materially and adversely affect our and the VIEs’ liquidity and our and the VIEs’ ability to fund and expand our and the VIEs’ business operations.” and “Risk Factors — Risks Related to Corporate Structure — We are a holding company and the investors will have ownership in a holding company that does not directly own all of its operation in China. We rely on our WFOE and the VIEs for the operation in PRC. We also rely on dividends and other payments from Jianzhi Beijing to pay dividends and other cash distributions to our Shareholders, and any limitation on the ability of Jianzhi Beijing to pay dividends to us could have a material adverse effect on our ability to pay dividends to our shareholders.”

Restrictions on Foreign Exchange and the Ability to Transfer Cash Between Entities, Across Borders and to U.S. Investors

We currently do not maintain cash management policies that dictate the purpose, amount and procedure of cash transfers between the Company, our WFOE, the VIE Entity, or investors. Rather, the funds can be transferred in accordance with the applicable PRC laws and regulations. To the extent our cash in the business is in the PRC or a PRC entity, the funds may not be available to distribute dividends to our investors, or for other use outside of the PRC, due to interventions in or the imposition of restrictions and limitations on the ability of us, our subsidiaries, or the VIEs by the PRC government to transfer cash.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. The majority of our and the VIEs’ income is received in Renminbi and shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE as long as certain procedural requirements are met. Approval from appropriate government authorities is required if Renminbi is converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders.

Our cash dividends, if any, will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax. See “Item 3. Key Information — D. Risk Factors — Risks Related to the ADSs — If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders” of our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

Relevant PRC laws and regulations permit the PRC companies to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, the Company’s PRC subsidiaries and the VIEs can only distribute dividends upon approval of the shareholders after they have met the PRC requirements for appropriation to the statutory reserves. As a result of these and other restrictions under the PRC laws and regulations, the PRC subsidiaries and the VIEs are restricted to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances. Even though the Company currently does not require any such dividends, loans or advances from the PRC subsidiaries and the VIEs for working capital and other funding purposes, the Company may in the future require additional cash resources from its PRC subsidiaries and the VIEs due to changes in business conditions, to fund future acquisitions and developments, or merely declare and pay dividends to or distributions to the Company’s shareholders.

The following diagram illustrates the typical fund flow among the Company, Jianzhi Beijing, our WFOE, and Beijing Sentu, the VIE Entity.

For a condensed consolidation schedule and consolidated financial statements depicting the results of operations, financial position, and cash flows for Jianzhi Education and the VIEs, see “Item 3. Key Information — VIE Consolidation Schedule” of our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

Corporate Information

Our principal executive offices are located at 15/F, Tower A, Yingdu Building Zhichun Road, Haidian District, Beijing, 100086, the People’s Republic of China. Our registered office in the Cayman Islands is located at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, N.Y. 10168, United States.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. You can also find information on our website at www.jianzhi-jiaoyu.com. The information contained on our website is not a part of this prospectus.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and at our request and expense, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

Implications of Being a Foreign Private Issuer

We report under the Exchange Act as a non-U.S. company with “foreign private issuer” status. As long as we qualify as a foreign private issuer under the Exchange Act, we will continue to be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

●	the requirement to comply with Regulation FD, which requires selective disclosure of material information;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events.

Foreign private issuers are also exempt from certain more stringent executive compensation disclosure rules. Thus, as long as we remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer. As a result, some investors may find the ADSs less attractive, which could result in a less active trading market for the ADSs or more volatility in the price of the ADSs.

Implication of Being a Controlled Company

As of the date of this prospectus, Ms. Peixuan Wang beneficially owns all our issued and outstanding Class B ordinary shares, or approximately 85.6% of the total voting power of all our issued and outstanding ordinary shares. See “Principal Shareholders.” We are therefore a “controlled company” as defined under the Nasdaq corporate governance listing standards because Ms. Peixuan Wang holds more than 50% of the voting power for the election of directors due to our dual-class share structure and her holding of all of our Class B ordinary shares. For so long as we remain a controlled company, we may rely on certain exemptions from the corporate governance rules, including the rule that we have to establish a nominating and corporate governance committee composed entirely of independent directors. If we elect to rely on such exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. We currently do not intend to avail ourselves of such corporate governance exemptions.

Conventions that Apply to This Prospectus

Unless otherwise indicated or the context otherwise requires, references in this prospectus to:

●	“ADSs” are to our American depositary shares, each of which represents sixty Class A ordinary shares;

●	“Beijing Sentu” are to Beijing Sentu Education Technology Co., Ltd., a limited liability company established under PRC law;

●	“China” or “PRC” are to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

●	“Class A ordinary shares” are to our Class A ordinary shares, par value US$0.0001 per share, each entitled holder thereof to one vote;

●	“Class B ordinary shares” are to our Class B ordinary shares, par value US$0.0001 per share, each entitled holder thereof to fifty votes;

●	“Company” are to Jianzhi Education Technology Group Company Limited;

●	“ordinary shares” are to our ordinary shares, par value US$0.0001 per share, consisting of Class A Ordinary Shares and Class B Ordinary Shares;

●	“our WFOE” are to our wholly foreign-owned enterprise Jianzhi Century Technology (Beijing) Co., Ltd.;

●	“RMB” or “Renminbi” are to the legal currency of China;

●	“US$,” “U.S. dollars,” “$” and “dollars” are to the legal currency of the United States; and

●	“VIEs” are to Beijing Sentu Technology Co., Ltd. and its subsidiaries.

Our reporting currency is the Renminbi. This prospectus also contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations of Renminbi into U.S. dollars were made at RMB7.2993 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on December 31, 2024. We make no representation that the Renminbi or U.S. dollars amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all.

Recent Development

On July 17, 2025, we held an extraordinary general meeting. At the extraordinary general meeting, our shareholders passed, among other things, the following resolutions:

i.	Resolved as an ordinary resolution, that our authorized share capital be amended with immediate effect by:

a)	re-designating and re-classifying 400,000,000 authorized ordinary shares of par value of US$0.0001 each (including all of the existing issued ordinary shares) as 400,000,000 Class A ordinary shares, where the rights of the existing ordinary shares shall be the same as the Class A ordinary shares; and

b)	cancelling 100,000,000 authorized but unissued ordinary shares and creating a new class of shares comprising of 100,000,000 Class B ordinary shares, which will be entitled to fifty (50) votes per share, such that the authorized share capital of the Company shall become US$50,000 divided into (a) 400,000,000 Class A ordinary shares of a par value of US$0.0001 each and (b) 100,000,000 Class B ordinary shares of a par value of US$0.0001 each (collectively, the “Share Capital Reorganization”)

ii.	Resolved as an ordinary resolution, that the authorized share capital of the Company be increased with effect immediately after the Share Capital Reorganization taking effect from US$50,000 divided into (a) 400,000,000 Class A ordinary shares of a par value of US$0.0001 each and (b) 100,000,000 Class B ordinary shares of a par value of US$0.0001 each to US$1,000,000 divided into (a) 9,900,000,000 Class A ordinary shares of a par value of US$0.0001 each and (b) 100,000,000 Class B ordinary shares of a par value of US$0.0001 each, by creation of an additional 9,500,000,000 Class A ordinary shares of a par value of US$0.0001 each (the “Increase of Authorized Share Capital”).

iii.	Resolved as a special resolution, that the proposed second amended and restated memorandum and articles of association of the Company (the “Second Restated MAA”) be adopted in their entirety and in substitution for and to the exclusion of the existing memorandum and articles of the Company with effect immediately after both the Share Capital Reorganization and the Increase of Authorized Share Capital taking effect.

iv.	Resolved as a special resolution, that subject to the Share Capital Reorganization, Increase of Authorized Share Capital and Second Restated MAA taking effect and the Company’s receipt of the consent to repurchase and application for shares duly executed by RongDe Holdings Limited (“RongDe”), 54,790,000 Class A ordinary shares held by RongDe be repurchased by the Company in consideration of and out of the proceeds of the Company’s new issuance of 54,790,000 Class B ordinary shares to RongDe.

v.	Resolved as an ordinary resolution, that the extraordinary general meeting be adjourned to a later date or dates, if necessary.

THE OFFERING

Offering Price	An assumed offering price of US$0.85per ADS.

ADSs offered by us	5,800,000 ADSs

ADSs outstanding immediately after this offering	8,618,500 ADSs

Ordinary shares outstanding immediately after this offering	517,110,000 Ordinary Shares, comprised of 462,320,000 Class A Ordinary Shares and 54,790,000 Class B Ordinary Shares

The ADSs

Each ADS represents sixty Class A ordinary shares, par value US$0.0001 per share.

The depositary will hold the Class A ordinary shares underlying your ADSs with its custodian and you will have rights as provided in the deposit agreement among us, the depositary and owners and holders of ADSs from time to time.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our Class A ordinary shares, after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement and amounts withheld for taxes or other governmental charges.

You may surrender and cancel your ADSs to the depositary in order to receive Class A ordinary shares. The depositary will charge you fees for any cancellation.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Use of proceeds

We expect that we will receive net proceeds of approximately US$4.86 million from this offering, assuming an offering price of US$0.85 per ADS, after deducting estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to development and promotion of AI Agent and further out cooperation with China Mobile. See “Use of Proceeds” for more information.

Plan of distribution

We are offering ADSs directly to certain investors without participation of underwriters or placement agents. We will enter into subscription agreements directly with investors in connection with this offering. Price and other terms will be determined through arm’s length negotiation between our company and each of the investors.

Upon receipt of investor funds for the purchase of ADSs offered hereby, we will issue the Class A ordinary shares underlying such ADSs to the depositary for the depositary to deliver ADSs to the investors. The closing of the sale of ADSs in this offering is currently expected to take place on or about            , 2025.

See “Plan of Distribution” for more information.

Nasdaq trading symbol	JZ

Depositary	The Bank of New York Mellon

The number of Ordinary Shares that will be outstanding immediately after this offering:

●	is based on 169,110,000 Ordinary Shares, comprised of 114,320,000 Class A Ordinary Shares and 54,790,000 Class B Ordinary Shares, issued and outstanding as of the date of this prospectus;

●	includes 348,000,000 Class A ordinary shares represented by ADSs that we will sell in this offering; and

●	excludes all ordinary shares issuable upon exercise of our outstanding options and ordinary shares reserved for future issuances under our share incentive plan.

RISK FACTORS

Investing in the ADSs involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2024, as filed with the SEC on April 30, 2025, and all other information contained in, or incorporated by reference in, this prospectus, as updated by those subsequent filings with the SEC under the Exchange Act, before making an investment decision. The risks and uncertainties described below and incorporated by reference are not the only ones we face. Additional risks and uncertainties not presently known to us may also adversely affect our business. Our business, financial condition and/or results of operations could be materially and adversely affected if any of these risks occur, and as a result the trading price of the ADSs could decline and you could lose all or part of your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors.

Risks Related to Our Dual-Class Voting Structure

The dual-class structure of our ordinary shares may adversely affect the trading market for the ADSs.

Certain shareholder advisory firms have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our ordinary shares may prevent the inclusion of the ADSs representing Class A ordinary shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for the ADSs. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of the ADSs.

Our dual-class voting structure could limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

Our authorized share capital is divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares will be entitled to one vote per share, while holders of Class B ordinary shares will be entitled to 50 votes per share. We will issue Class A ordinary shares represented by the ADSs in this offering. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

As a result of the dual-class share structure and the concentration of ownership, holders of Class B ordinary shares will have considerable influence over matters such as decisions regarding mergers, consolidations and the sale of all or substantially all of our assets and businesses, appointment of directors and other significant corporate actions. Such holders may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of the ADSs. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.

Our founder, Ms. Peixuan Wang, will have considerable influence over us and our corporate matters.

As of the date of this prospectus, Ms. Peixuan Wang beneficially owns all our issued and outstanding Class B ordinary shares, or approximately 85.6% of the total voting power of all our issued and outstanding ordinary shares. See “Principal Shareholders.” Ms. Peixuan Wang has considerable power to control actions that require shareholder approval under Cayman Islands law, such as amendment of our memorandum and articles of association, liquidation, increase or subdivision of share capital, or change of name and approval of major corporate transactions, such as a Cayman Islands statutory merger or consolidation. This control will limit your ability to influence corporate matters and may prevent transactions that would be beneficial to you, including discouraging others from pursuing any potential merger, takeover or other change of control transactions, which could have the effect of depriving the holders of our Class A ordinary shares and the ADSs of the opportunity to sell their shares at a premium over the prevailing market price.

We are therefore a “controlled company” as defined under the Nasdaq corporate governance listing standards because Ms. Peixuan Wang holds more than 50% of the voting power for the election of directors due to our dual-class share structure and her holding of all of our Class B ordinary shares. For so long as we remain a controlled company, we may rely on certain exemptions from the corporate governance rules, including the rule that we have to establish a nominating and corporate governance committee composed entirely of independent directors. If we elect to rely on such exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. We currently do not intend to avail ourselves of such corporate governance exemptions.

We are a “controlled company” as defined under the Nasdaq corporate governance rules. As a result, we will qualify for exemptions from certain corporate governance requirements that would otherwise provide protection to shareholders of other companies.

As of the date of this prospectus, Ms. Peixuan Wang beneficially owns all our issued and outstanding Class B ordinary shares, or approximately 85.6% of the total voting power of all our issued and outstanding ordinary shares. See “Principal Shareholders.” We are therefore a “controlled company” as defined under the Nasdaq corporate governance listing standards because Ms. Peixuan Wang holds more than 50% of the voting power for the election of directors due to our dual-class share structure and her holding of all of our Class B ordinary shares. For so long as we remain a controlled company, we may rely on certain exemptions from the corporate governance rules, including the rule that we have to establish a nominating and corporate governance committee composed entirely of independent directors. If we elect to rely on such exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. We currently do not intend to avail ourselves of such corporate governance exemptions. Even if we cease to be a controlled company, we may still rely on exemptions available to foreign private issuers, including being able to adopt home country practices in relation to corporate governance matters.

Risks Related to this Offering, Our Ordinary Shares, and the ADSs

We have broad discretion in the use of the net proceeds of this offering and may not use them effectively.

We currently intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, for the development and promotion of AI Agent and further out cooperation with China Mobile. However, our management will have broad discretion as to the application of the net proceeds. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or our market value. See “Use of Proceeds” for a description of our management’s intended use of the proceeds from this offering.

If we cannot meet Nasdaq’s continued listing requirements, Nasdaq may delist the ADSs, which could have an adverse impact on the liquidity and market price of the ADSs.

The ADSs were listed on The Nasdaq Global Select Market since August 26, 2022 and were transferred to The Nasdaq Capital Market at the opening of business on October 8, 2024.

On September 12, 2023, we received a letter from the Listing Qualifications Staff of Nasdaq notifying us that, for the previous 30 consecutive business days, the closing bid price for the Company’s ADSs was below the minimum bid price of US$1.00 per share requirement set forth in Nasdaq Listing Rule 5450(a)(1). Pursuant to the Nasdaq Listing Rules 5810(c)(3)(A), the Company is provided with a compliance period of 180 calendar days, or until March 11, 2024, to regain compliance under the Listing Rules. On February 15, 2024, we announced a change in ADS to ordinary share ratio from each ADS representing two ordinary shares to each ADS representing six ordinary shares. Such ADS ratio change became effective on February 20, 2024. On March 5, 2024, we received a notification letter from the Nasdaq Listing Qualifications Department, informing the Company that it has regained compliance with Nasdaq Listing Rule 5450(a)(1). Accordingly, the Company has regained compliance, and the matter is closed.

On May 22 and July 26, 2024, Listing Qualifications Staff of Nasdaq notified us of our failure to maintain a minimum of $10,000,000 in stockholders equity and $5,00,000 Market Value of Publicly Held Shares in accordance with Listing Rules 5450(b)1)(A) and 5450(b)(1)(C) respectively. On October 4, 2024, we received a notification letter from the Nasdaq Listing Qualifications Department, informing the Company’s application to list the ADS on The Nasdaq Capital Market has been approved. Our listing was transferred to the Capital Market at the opening of business on October 8, 2024. Upon transfer to The Nasdaq Capital Market these matters was closed.

On August 7, 2024, we received a letter from the Listing Qualifications Staff of Nasdaq notifying us that, for the previous 30 consecutive business days, the closing bid price for the Company’s ADSs was below the minimum bid price of US$1.00 per share requirement set forth in Nasdaq Listing Rule 5550(a)(2). Pursuant to the Nasdaq Listing Rules 5810(c)(3)(A), the Company is provided with a compliance period of 180 calendar days, or until February 3, 2025, to regain compliance under the Listing Rules. On November 27, 2024, we received a notification letter from the Nasdaq Listing Qualifications Department, informing the Company that it has regained compliance with Nasdaq Listing Rule 5550(a)(2). Accordingly, the Company has regained compliance, and the matter is closed.

On January 15, 2025, we received a letter from the Listing Qualifications Staff of Nasdaq notifying us that, for the previous 30 consecutive business days, the closing bid price for the Company’s ADSs was below the minimum bid price of US$1.00 per share requirement set forth in Nasdaq Listing Rule 5550(a)(2). Pursuant to the Nasdaq Listing Rules 5810(c)(3)(A), the Company is provided with a compliance period of 180 calendar days, or until July 14, 2025, to regain compliance under the Listing Rules. On June 12, 2025, we announced another change in ADS to ordinary share ratio from each ADS representing six ordinary shares to each ADS representing sixty ordinary shares. Such ADS ratio change became effective on June 16, 2025.

We cannot assure you that we will regain compliance or remain in compliance with all applicable requirements for continued listing on The Nasdaq Capital Market. If we fail to sustain compliance with all applicable requirements for continued listing on The Nasdaq Capital Market, the ADSs may be subject to delisting by Nasdaq. This could inhibit the ability of holders of the ADSs to trade their ADSs in the open market, thereby severely limiting the liquidity of such ADSs. Although holders of the ADSs may be able to trade such ADSs on the over-the-counter market, there can be no assurance that this would occur. Further, the over-the-counter market provides significantly less liquidity than Nasdaq and other national securities exchanges, is thinly traded and highly volatile, has fewer market makers and is not followed by analysts. As a result, your ability to trade or obtain quotations for these securities may be more limited than if they were quoted on Nasdaq or other national securities exchanges.

Raising additional capital may cause dilution to our existing shareholders, restrict our operations or cause us to relinquish valuable rights.

We may seek additional capital through a combination of public and private equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity, convertible debt securities or other equity-based derivative securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as holder of ADSs. Any indebtedness we incur would result in increased fixed payment obligations and could involve restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. Any debt or additional equity financing that we raise may contain terms that are not favorable to us or our shareholders. Furthermore, the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of the ADSs to decline and existing shareholders may not agree with our financing plans or the terms of such financings. If we raise additional funds through strategic partnerships, collaborations, and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our intellectual property, technologies or our product candidates, or grant licenses on terms unfavorable to us.

Future sales or issuances of the ADSs in the public markets, or the perception of such sales, could depress the trading price of the ADSs.

The sale of a substantial number of shares or ADSs or other equity-related securities in the public markets, or the perception that such sales could occur, could depress the market price of the ADSs and impair our ability to raise capital through the sale of additional equity securities. We may sell large quantities of the ADSs at any time in one or more separate offerings. We cannot predict the effect that future sales of ADSs or other equity-related securities would have on the market price of the ADSs.

You are reliant on the Depositary to exercise your voting rights and to receive distributions on ADSs and, as a result, you may be unable to exercise your voting rights on a timely basis or you may not receive certain distributions.

In certain circumstances, holders of ADSs may have limited rights relative to holders of ordinary shares. The rights of holders of ADSs with respect to the voting of ordinary shares and the right to receive certain distributions may be limited in certain respects by the Deposit Agreement among us, The Bank of New York Mellon as depositary and ADS holders from time to time. For example, although ADS holders are entitled under the Deposit Agreement, subject to any applicable provisions of Cayman Islands law and of our Constitution, to instruct the depositary as to the exercise of the voting rights pertaining to the ordinary shares represented by the ADSs, and the depositary has agreed that, if we asked it to solicit voting instructions, it will try, as far as practical, to vote the ordinary shares so represented in accordance with such instructions. ADS holders may not receive notices sent by the depositary in time to ensure that the depositary will vote the ordinary shares. This means that, from a practical point of view, the holders of ADSs may not be able to exercise their right to vote. Holders of ADSs in respect of which no timely voting instructions have been received shall be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the ordinary shares represented by such holders’ ADSs if we confirm to the depositary that (i) we wish such proxy to be given, (ii) we reasonably do not know of any substantial shareholder opposition to the matter, and (iii) the matter is not materially adverse to the interests of shareholders. In addition, under the Deposit Agreement, the depositary has the right to restrict distributions to holders of the ADSs in the event that it is unlawful or impractical to make such distributions. We have no obligation to take any action to permit distributions to holders of the ADSs. As a result, holders of ADSs may not receive distributions.

There remain uncertainties regarding interpretation and implementation of Overseas Listing Trial Measures.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and the related guidelines, which became effective on March 31, 2023. The Overseas Listing Trial Measures regulate both direct and indirect overseas offering and listing by PRC domestic companies by adopting a filing-based regulatory regime. The Overseas Listing Trial Measures provide that if the issuer meets both of the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering subject to the filing procedure set forth under the Overseas Listing Trial Measures: (i) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by the issuer’s domestic companies; and (ii) the issuer’s business activities are substantially conducted in mainland China, or its principal place of business are located in mainland China, or the senior managers in charge of its business operations and management are mostly Chinese citizens or domiciled in mainland China. The determination as to whether or not an overseas offering and listing by domestic companies is indirect, shall be made on a substance over form basis.

According to the Overseas Listing Trial Measures, subsequent securities offerings of an issuer in the same overseas market where it has previously offered and listed securities shall be filed with the CSRC within 3 working days after the offering is completed. Other than the CSRC filing we are required to make after the completion of the first sale of ADSs under this offering, we and our PRC subsidiaries, as advised by DeHeng Law Offices, our PRC legal counsel, (i) are not required to obtain permissions from the CSRC, and (ii) have not been asked to obtain or denied such and other permissions by any PRC government authority, under current PRC laws, regulations and rules in connection with this offering as of the date of this prospectus supplement.

As there is uncertainty with respect to the filing requirements and implementation, we cannot assure you that we would be able to complete the filing procedures, obtain the approvals or complete other compliance procedures in a timely manner, or at all, or that any completion of filing or approval or other compliance procedures would not be rescinded. Any such failure would subject us to sanctions by the CSRC or other PRC regulatory authorities, which may include fines and penalties, restrictions on or prohibition of the payments or remittance of dividends by our subsidiaries in China, restrictions on or delays to the repatriation of the proceeds from future capital raising activities into China, restrictions on or delays to our future offering of securities, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares. Accordingly, the value of your investment may be materially and adversely affected or become worthless.

There remain uncertainties regarding interpretation and implementation of Provisions on Strengthening Confidentiality and Archives Administration in Respect of Overseas Issuance and Listing of Securities by Domestic Enterprises.

On February 24, 2023, CSRC published the Provisions on Strengthening Confidentiality and Archives Administration in Respect of Overseas Issuance and Listing of Securities by Domestic Enterprises () (the “Provisions”), which became effective on March 31, 2023 together with Overseas Listing Trial Measures. According to the Provisions, a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant entities or individuals including securities companies, securities service providers, and overseas regulators, documents and materials that contain state secrets or government work secrets, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level. Further, a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant entities or individuals including securities companies, securities service providers, and overseas regulators, other documents and materials that, if divulged, will cause adverse impact on national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations.

Opinions remain unclear on how they will be interpreted and implemented by relevant PRC governmental authorities. While we have implemented policies and procedures with the intent to comply with the Provisions, we cannot ensure that we will be able to fully comply with the future interpretations and implementations of the Provisions. Domestic companies that fail to comply with the requirements under the Provisions in the course of their indirect overseas issuance and listing may be held legally liable by competent authorities or become subject to criminal penalties.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

In some cases, you can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	the expected growth of the general education sector;

●	our expectations regarding demand for, and market acceptance of, our services;

●	government policies and regulations relating to our business and industry;

●	our expectations regarding keeping and strengthening our relationships with users;

●	our expectation regarding the use of proceeds from this offering;

●	general economic and business conditions in China;

●	assumptions underlying or related to any of the foregoing; and

●	uncertainty about the spread of the natural disasters, health epidemics and other outbreaks and the impact they may have on our and the VIEs’ operations, the demand for the Company’s products and services, and economic activity in general.

You should read this prospectus and the documents that we refer to in this prospectus thoroughly with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

This prospectus also contains statistical data and estimates that we obtained from industry publications and reports generated by government or third-party providers of market intelligence. Although we have not independently verified the data, we believe that the publications and reports are reliable. However, the statistical data and estimates in these publications and reports are based on a number of assumptions and if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. In addition, due to the rapidly evolving nature of the industry in which we operate, projections or estimates about our business and financial prospects involve significant risks and uncertainties.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$4.86 million after deducting estimated offering expenses payable by us. These estimates are based upon an assumed offering price of US$0.85 per ADS. A US$1.00 increase (decrease) in the offering price of US$0.85 per ADS would increase (decrease) the net proceeds to us from this offering by US$5.8 million, assuming the number of ADSs offered by us, as set forth on the front cover of this prospectus, remains the same and after deducting the estimated expenses payable by us.

We plan to use the net proceeds of this offering in the following manner:

●	approximately 60% to develop our development center “AI Agent”;

●	approximately 20% for working capital of the digital content business in cooperation with China Mobile and

●	approximately 20% for the promotion of and the distribution channels development of AI Agent.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

DIVIDEND POLICY

Our board of directors has discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid out of share premium if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We do not have any plan to pay any cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. For our cash requirements, including any payment of dividends to our shareholders, we rely upon payments from our operating entities. PRC regulations may restrict the ability of our PRC subsidiary to pay dividends to us. See “Item 4. Information on the Company — B. Business Overview — Regulations — Regulations on Foreign Exchange and Offshore Investment” and “Item 4. Information on the Company — B. Business Overview — Regulations — Regulations on Dividend Distribution” of our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the ordinary shares underlying the ADSs to the depositary, as the registered holder of such ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to the Class A ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder and amounts withheld for taxes or other governmental charges. Cash dividends on our ordinary shares, if any, will be paid in U.S. Dollars.

CAPITALIZATION

The following table sets forth the capitalization of us and the VIEs as of December 31, 2024:

●	on an actual basis;

●	on an as adjusted basis to reflect the issuance and sale of 348,000,000 ordinary shares represented by ADSs by us in this offering at an assumed public offering price of US$0.85per ADS, after deducting the estimated offering expenses payable by us.

You should read this table together with our (including the VIEs’) consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2024
	Actual		As Adjusted
	RMB	US$	RMB	US$
Shareholders’ equity:
Ordinary shares (US$0.0001 par value, 500,000,000 shares authorized; 100,000,000 shares issued and outstanding)	112,784	16,910	366,880	51,710
Additional paid-in capital	318,979,171	44,749,654	354,710,704	49,644,854
Treasury stock	(7,664)	(1,050)	(7,664)	(1,050)
Statutory reserve	23,557,710	3,318,034	23,557,710	3,318,034
Accumulated deficit	(325,318,655)	(45,691,491)	(325,318,655)	(45,691,491)
Accumulated other comprehensive income	6,261,156	839,005	6,261,156	839,005
Non-controlling interest	6,389,911	875,414	6,389,911	875,414
Total shareholders’ equity	29,974,413	4,106,476	65,959,962	9,036,476
Total capitalization	29,974,413	4,106,476	65,959,962	9,036,476

DILUTION

If you purchase the ADSs in this offering, your interest will be diluted for each ADS you purchase to the extent of the difference between the public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the public offering price per ADS is substantially in excess of the book value per ordinary share based on our presently outstanding ordinary shares.

Our net tangible book value as of December 31, 2024 was approximately RMB 22.1 million (or US$3.0 million), or RMB7.85 (US$1.08) per ADS. Net tangible book value represents the amount of total consolidated tangible assets, minus the amount of total consolidated liabilities, mezzanine equity and non-controlling interests. Dilution is determined by subtracting pro forma as adjusted net tangible book value per ordinary share after giving effect to the additional proceeds we expect to receive from this offering, from an assumed offering price of US$0.85 per ADS, and after deducting the non-accountable expense allowance and estimated offering expenses payable by us.

Without taking into account any other changes in such net tangible book value after December 31, 2024, other than to give effect to the sale of 5,800,000 ADSs in this offering at an assumed offering price of US$0.85 per ADS, after deducting the non-accountable expense allowance and estimated offering expenses payable by, our pro forma as adjusted net tangible book value as of December 31, 2024 would have been US$8.0 million, or US$0.02 per ordinary share and US$0.92 per ADS. This represents an immediate increase in net tangible book value of US$0.00  per ordinary share and US$0.16 per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$0.00 per ordinary share and US$0.07 per ADS to investors purchasing ADSs in this offering. The following table illustrates such dilution:

Assumed offering price per ADS	US$	0.85
Net tangible book value ordinary share as of December 31, 2024	US$	1.08
Pro forma as adjusted net tangible book value per share after giving effect to this offering	US$	0.92
Amount of dilution in net tangible book value per ordinary share to existing shareholders in the offering	US$	0.16
Amount of increase in net tangible book value per ADS to new investors in the offering	US$	0.07

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2024, the differences between the existing shareholders and the new investors with respect to the number of ordinary shares (including ordinary shares represented by ADSs) purchased from us in this offering, the total consideration paid and the average price per ordinary share paid and per ADS at the assumed public offering price of US$0.85 per ADS before deducting the placement agent fees, non-accountable expense allowance and estimated offering expenses payable by us.

	Ordinary shares purchased		Total consideration		Average price per ordinary share	Average price per ADS
	Number	Percent	Amount (in US$)	Percent	US$	US$
Existing shareholders	169,100,000	32.7%	39,288,184	87.1%	0.23	13.94
New investors	348,000,000	67.3%	5,800,000	12.9%	0.01	0.85
Total	517,100,000	100%	45,088,184	100%	0.09	5.23

The pro forma as adjusted information discussed above is illustrative only.

PRINCIPAL SHAREHOLDERS

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus by:

●	each of our directors and executive officers; and

●	each person known to us to beneficially own 5% or more of our ordinary shares.

The calculations in the table below are based on (1) 169,110,000 ordinary shares issued and outstanding as of the date immediately prior to the completion of this offering, and (2) 348,000,000 Class A ordinary shares to be sold by us in this offering represented by ADSs.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary shares beneficially owned prior to this offering				Ordinary shares beneficially owned immediately after this offering
	Class A ordinary shares	Class B ordinary shares	% of beneficial ownership	% of aggregate voting power*	Class A ordinary shares	Class B ordinary shares	% of beneficial ownership	% of aggregate voting power*
Directors and Executive Officers†
Peixuan Wang(1)	—	54,790,000	32.40%	95.99%	—	54,790,000	10.60%	85.56%
Yong Hu(2)	5,100,000		3.02%	0.18%	5,100,000		0.99%	0.16
Chui Man Lung Everett	—	—	—	—	—	—	—	—
Lau Wai Leung Alfred	—	—	—	—	—	—	—	—
Haribayasi Keikyo	—	—	—	—	—	—	—	—
Huichao Wang	—	—	—	—	—	—	—	—
All Directors and Executive Officers as a Group (6 individuals)	5,100,000	54,790,000	35.41%	96.17%	5,100,000	54,790,000	11.58%	85.72%
RongDe Holdings(3)		54,790,000	32.40%	95.99%	—	54,790,000	10.60%	85.56%
ZhongSiZhiDa(4)	20,950,000	—	12.39%	0.73%	—	20,950,000	4.05%	0.65%
RoseFinch Aquarius(5)	19,160,000	—	11.33%	0.67%	—	19,160,000	3.71%	0.60
Dongxing Securities (Hong Kong)(6)	11,110,000	—	6.57%	0.39	—	11,110,000	2.15	0.35

*	For each person or group included in this column, percentage of total voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class A and Class B ordinary shares as a single class. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of our Class B ordinary shares is entitled to 50 votes per share on all matters submitted to them for a vote.

†	The business address of our directors and executive officers is 15/F, Tower A, Yingdu Building, Zhichun Road, Haidian District, Beijing, 100086, the People’s Republic of China.

(1)	Represents 54,790,000 Class B ordinary shares held by RongDe Holdings Limited, a British Virgin Islands company wholly-owned by Ms. Peixuan Wang. RongDe Holdings Limited pledged the shares in our Company held by RongDe Holdings Limited to Dongxing Securities (Hong Kong) Financial Holdings Limited. The registered address of RongDe Holdings Limited is Sertus Incorporations (BVI) Limited, Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(2)	Represents 5,100,000 Class A ordinary shares held by Mr. Yong Hu.

(3)	Represents 54,790,000 Class B ordinary shares held by RongDe Holdings Limited, a British Virgin Islands company wholly-owned by Ms. Peixuan Wang. RongDe Holdings Limited pledged the shares in our Company held by RongDe Holdings Limited to Dongxing Securities (Hong Kong) Financial Holdings Limited. The registered address of RongDe Holdings Limited is Sertus Incorporations (BVI) Limited, Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(4)	Represents 20,950,000 Class A ordinary shares held by ZhongSiZhiDa Limited, a British Virgin Islands company wholly-owned by SEAVI Limited, of which Mr. Derrick Lee Meow Chan is the sole shareholder and a director. The registered address of ZhongSiZhiDa Limited is Sertus Incorporations (BVI) Limited, Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(5)	Represents 19,160,000 Class A ordinary shares held by RoseFinch Aquarius Limited, a British Virgin Islands company controlled by Mr. Li Meiliang. The registered address of RoseFinch Aquarius Limited is Sertus Incorporations (BVI) Limited, Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(6)	Represents 11,110,000 Class A redeemable ordinary shares held by Dongxing Securities (Hong Kong) Financial Holdings Limited, a Hong Kong company wholly-owned by Dongxing Securities Co., Ltd.*, which in turn is 52.74% owned by China Orient Asset Management Corporation. Dongxing Securities, through its subsidiaries, is primary engaged in provision of investment and financial services in Hong Kong. The registered address of Dongxing Securities (Hong Kong) Financial Holdings Limited is Room 6805-6806A, 68th Floor, World Trade Plaza, 1 Kirstyon Road West, Kowloon, Hong Kong.

RELATED PARTY TRANSACTIONS

Contractual Arrangements with Our Consolidated Affiliated Entities and Their Respective Shareholders

See “Item 4. Information on the Company — C. Organizational Structure” of our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

Transaction with Company Affiliate

During the year ended December 31, 2021, our chairwoman of board of directors, Peixuan Wang, paid off professional fees on behalf of the Company in the amount of RMB2,485,486 and the Company repaid the payment in the same year. In addition, the Company, its wholly-owned subsidiaries, the VIE and the VIE’s subsidiaries advanced RMB2.5 million to Peixuan Wang for payments of professional fees. During the year ended December 31, 2022, Peixuan Wang returned RMB1.4 million to the Company. As of December 31, 2023 and 2024, the Company had a balance of due from a related party of RMB1.0 million and RMB1.0 million (US$143 thousand).

As of December 31, 2022 and December 31, 2023, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries had balance due to Xinyutong Kezhiyong Enterprise Management Center in the amount of approximately RMB24.7 million and RMB24.7 million, respectively, representing the outstanding payables to Xinyu Tongkezhiyong Enterprise Management Center for the purchase of 51% equity interest of Xingzhiqiao on September 30, 2017 and 49% equity interest of Xingzhiqiao on August 31, 2018. During the year ended December 31, 2024, the balance due has been repaid.

On May 18, 2021 and July 26, 2021, the Company’s subsidiary and Rongde entered into two loan agreements, pursuant to which the Company’s subsidiary borrowed an aggregation of approximately RMB47.2 million from Rongde. The borrowings are interest free. The proceeds from borrowings are for the working capital needs in operations. During the year ended December 31, 2022, the Company and its wholly-owned subsidiaries repaid approximately RMB20.0 million to Rongde. As of December 31, 2023, the remaining balance was RMB21.9 million. During the year ended December 31, 2024, the related party waived the liabilities owed by the Company.

On August 24, 2022, the Company’s subsidiary and Rongde entered into an additional loan agreement, pursuant to which the Company’s subsidiary borrowed approximately RMB13.7 million from Rongde. The borrowing is interest free and is due in August 2023. The proceeds from borrowings are for the working capital needs in operations. During the year ended December 31, 2024, the related party waived the liabilities owed by the Company.

The Company calculated the present value of the loan to be RMB13.9 million and RMB14.9 million (US$2.1 million) by using its incremental rate of 3.45%, respectively. The difference between the present value and the cash received was RMB0.5 million and RMB0.5 million (US$0.1 million), respectively, which was considered as a contribution from the principal shareholder and recorded as additional paid-in capital since the transaction was occurred between entities under common control.

On July 17, 2025, the Company repurchased 54,790,000 Class A ordinary shares held by RongDe and issued 54,790,000 Class B ordinary shares to RongDe, in consideration of and out of the proceeds of the Company’s new issuance of such Class B ordinary shares to RongDe.

Share Incentive Plan

See “Item 6. Directors, Senior Management and Employees — B. Compensation — Equity Incentive Plan” of our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

Employment Agreements and Indemnification Agreements

See “Item 6. Directors, Senior Management and Employees — B. Compensation — Employment Agreements and Indemnification Agreements” of our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

DESCRIPTION OF SHARE CAPITAL

We are an exempted company incorporated in the Cayman Islands with limited liability and our affairs are governed by our memorandum and articles of association, and the Companies Act of the Cayman Islands, as amended, which we refer to as the Cayman Companies Act, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital was US$100,000 divided into 10,000,000,000 shares comprising of (i) 9,900,000,000 Class A ordinary shares of a par value of US$0.0001 each, (ii) 100,000,000 Class B ordinary shares of a par value of US$0.0001 each. As of the date of this prospectus, we have 414,320,000 Class A ordinary shares issued and outstanding and 54,790,000 Class B ordinary shares issued and outstanding. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote per share, while each Class B ordinary share is entitled to fifty votes per share. Holders of Class A and Class B ordinary shares will vote together as one class on all matters that require a shareholders’ vote. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while each Class A ordinary share is not convertible into Class B ordinary shares under any circumstance. The capital structure and/or disparate voting rights may have antitakeover effects preventing a change in control transaction that shareholders might consider in their best interest.

Our Memorandum and Articles of Association

The following are summaries of material provisions of our currently effective memorandum and articles of association and of the Companies Act, insofar as they relate to the material terms of our ordinary shares.

Objects of Our Company. Under our currently effective memorandum and articles of association, the objects of our Company are unrestricted, and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Ordinary Shares. Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. Our ordinary shares are issued in registered form and are issued when registered in our register of members (shareholders). We may not issue shares to bearer. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

Conversion. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment, disposition, or a change of ultimate beneficial ownership of any Class B ordinary shares to any person who is not Ms. Peixuan Wang or an affiliate of Peixuan Wang, such Class B ordinary shares shall be automatically and immediately converted into the same number of Class A ordinary shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors or declared by our shareholders by ordinary resolution (provided that no dividend may be declared by our shareholders which exceeds the amount recommended by our directors). Our currently effective memorandum and articles of association provide that dividends may be declared and paid out of profits of the Company, realized or unrealized, or from any reserve set aside from profits which the directors determine is no longer needed. The currently effective memorandum and articles of association also provide that our board may also declare dividends out of the share premium account or any other fund or account of our Company lawfully available therefor. Under the laws of the Cayman Islands, our Company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid out of our share premium if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Holders of Class A ordinary shares and Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any general meeting of our company. On all matters subject to a vote at general meetings of our company on a poll, each Class A ordinary share shall be entitled to one vote, and each Class B ordinary share shall be entitled to fifty votes.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name, making changes to our currently effective memorandum and articles of association, a reduction of our issued share capital and the winding up of our Company. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our currently effective memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ general meetings may be convened by the chairman or chairwoman of our board of directors or by a majority of our directors (acting by a resolution of our board). Advance notice of at least ten clear days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business and present throughout the meeting, one or more of our shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third in nominal value of the total issued voting shares in our Company entitled to vote at such general meeting.

The Companies Act provides shareholders with only limited rights to requisition a general meeting where the articles of association of a company does not contain any regulations as to summoning of general meetings, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our currently effective memorandum and articles of association provide that upon the requisition of any one or more of our shareholders holding shares which carry in aggregate not less than one-third of the total issued and paid up share capital of our Company carrying the right to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our currently effective memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form, in a form prescribed by the relevant stock exchange or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

●	a fee of such maximum sum as the Nasdaq may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required in accordance with the rules of the Nasdaq, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation. On the winding up of our Company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our Company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, such the assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors or by our shareholders before the issue or conversion may by special resolution determine. Our Company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of our Company’s profits, our share premium account or the proceeds of a fresh issue of shares made for the purpose of the repurchase or subject to the Companies Act, out of capital and in the case of any premium payable on the purchase price over the par value of the shares to be repurchased, out of either or both the profits of our Company or from sums standing to the credit of our share premium account or subject to the Companies Act, out of capital. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our Company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. Whenever the capital of our Company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be varied with the consent in writing of the holders of two-thirds of all of the issued shares of that class or with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares. Our currently effective memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our currently effective memorandum and articles of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including, among other things:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights, voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements and the right to inspect our register of members under our currently effective memorandum and articles of association.

Anti-Takeover Provisions. Some provisions of our currently effective memorandum and articles of association may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including provisions that:

●	authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares subject to a re-classification of the authorized share capital of the Company to be approved by our shareholders; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our currently effective memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue negotiable or bearer shares or shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“ Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by, in the case of a scheme of arrangement with shareholders or class of shareholders, seventy-five per cent in value of the shareholders or class of shareholders, as the case may be, with whom the arrangement is to be made and in the case of a scheme of arrangement with creditors or class of creditors, a majority in number of the creditors or class of creditors, as the case may be, with whom the arrangement is to be made, and who must in addition represent seventy-five per cent in value of the creditors or each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our currently effective memorandum and articles of association provide that that we shall indemnify our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our currently effective memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our currently effective memorandum and articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting where the articles of association of a company does not contain any regulations as to summoning of general meetings, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our currently effective memorandum and articles of association allow our shareholders holding shares which carry in aggregate not less than one-third of the total issued and paid up share capital of our Company carrying the right to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our currently effective memorandum and articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our currently effective memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our currently effective memorandum and articles of association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated or; (v) is removed from office pursuant to any other provisions of our currently effective memorandum and articles of association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our currently effective memorandum and articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may only be varied with the consent in writing of two-thirds of the holders of the issued shares of that class or with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our currently effective memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our currently effective memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our currently effective memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years.

Ordinary Shares

In August 2022, at the closing of our initial public offering, we issued and sold an aggregate of 10,000,000 ordinary shares represented by ADSs at a public offering price of US$5.00 per ADS.

On February 20, 2024, the Company changed the ratio of its American Depositary Shares (“ADSs”) from current one (1) ADS representing two (2) ordinary shares to one (1) ADS representing six (6) ordinary shares (the “ADS Ratio Change”). For Jianzhi’s ADS holders, the ADS Ratio Change had the same effect as a one-for-three reverse ADS split. Each ADS holder of record at the close of business on February 20, 2024 was to surrender and exchange every three (3) existing ADSs then held for one (1) new ADS.

On June 16, 2025, the Company further changed the ratio of its ADSs from current one (1) ADS representing six (6) ordinary shares to one (1) ADS representing sixty (60) ordinary shares (the “2025 ADS Ratio Change”). For Jianzhi’s ADS holders, the 2025 ADS Ratio Change had the same effect as a one-for-ten reverse ADS split. Each ADS holder of record at the close of business on June 16, 2025 was to surrender and exchange every ten (10) existing ADSs then held for one (1) new ADS.

On July 17, 2025, we repurchased 54,790,000 Class A ordinary shares held by RongDe Holdings Limited (“RongDe”) and issued 54,790,000 Class B ordinary shares to RongDe.

Share Options

We adopted a share incentive plan on August 30, 2024, or the 2024 Share Incentive Plan, which provided for the grant of restricted ordinary shares. We have granted restricted shares to purchase our ordinary shares to certain of our directors, employees and consultants.

As of the date of this prospectus, 42,300,000 restricted shares have been granted under the 2024 Share Incentive Plan, and 42,300,000 restricted shares have vested.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, is the depositary for our American Depositary Shares, also referred to as ADSs. Each ADS represents sixty Class A ordinary shares (or a right to receive sixty Class A ordinary shares) deposited with The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong. Each ADS will also represent any other securities, cash or other property that may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs are administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. The laws of the Cayman Islands governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided “Where You Can Find Additional Information”.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Taxation”. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed or as described in the following sentence. If (i) we asked the depositary to solicit your voting instructions to be received by a specified date before the meeting date, (ii) the depositary does not receive voting instructions from you by the specified date and (iii) we confirm to the depositary that:

●	we wish to receive a proxy to vote uninstructed shares;

●	we reasonably do not know of any substantial shareholder opposition to a particular question; and

●	the particular question is not materially adverse to the interests of shareholders,

the depositary will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs as to that question.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if the shares represented by your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

Persons depositing or withdrawing shares or ADS holders must pay:	For:

$.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement)

Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its fees for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are canceled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

●	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

●	we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

●	we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;

●	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;

●	we appear to be insolvent or enter insolvency proceedings;

●	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

●	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

●	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

●	are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

●	are not liable if we or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

●	the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Waiver of Jury Trial

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

MATERIAL TAX CONSIDERATIONS

See “Item 10. Additional Information — E. Taxation” of our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

PLAN OF DISTRIBUTION

We are offering ADSs directly to certain investors without participation of underwriters or placement agents. We will enter into subscription agreements directly with investors in connection with this offering. Price and other terms will be determined through arm’s length negotiation between our company and each of the investors. Our obligations to issue and sell the ADSs offered hereby to the investors are subject to the conditions set forth in the securities purchase agreements. An investor’s obligation to purchase ADSs offered hereby is subject to the conditions set forth in the relevant subscription agreement as well.

Upon receipt of investor funds for the purchase of ADSs offered hereby, we will issue the Class A ordinary shares underlying such ADSs to the depositary for the depositary to deliver ADSs to the investors. The closing of the sale of ADSs in this offering is currently expected to take place on or about               , 2025.

EXPENSES

The following table sets forth the estimated costs and expenses payable by the registrant expected to be incurred in connection with the issuance and distribution of the offered ADSs being registered hereby. All of such expenses are estimates, except for the SEC registration fee.

SEC registration fee	$1,531
Legal fees and expenses	65,000
Accountants’ fees and expenses	2,000
Miscellaneous	2,000
Total	$70,531

LEGAL MATTERS

We are being represented by Han Kun Law Offices LLP with respect to certain legal matters of United States federal securities and New York state law. The validity of the Class A ordinary shares represented by the ADSs offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Certain legal matters as to PRC law will be passed upon for us by DeHeng Law Offices. Han Kun Law Offices LLP and Conyers Dill & Pearman may rely upon DeHeng Law Offices with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of Jianzhi Education Technology Group Company Limited as of December 31, 2023 and 2024, and for each of the years in the three-year period ended December 31, 2024 have been incorporated by reference herein in reliance upon the report of WWC, P.C., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are currently subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings may also be obtained over the Internet at the SEC’s website at www.sec.gov.

Our corporate website is www.jianzhi-jiaoyu.com. The information contained on our websites is not a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. We specifically are incorporating by reference the following documents filed with the SEC:

●	our Annual Report on Form 20-F for the year ended December 31, 2024, filed with the SEC on April 30, 2025;

●	our Reports of Foreign Private Issuer on Form 6-K furnished to the SEC on June 12, 2025, June 13, 2025, July 15, 2025 and July 18, 2025; and

●	the description of our securities contained in our Registration Statement on Form 8-A filed with the SEC on July 11, 2022, as updated by Exhibit 2.4 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2024 initially filed with the SEC on April 30, 2025, and including any

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus. As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to:

Jianzhi Education Technology Group Co Ltd
15/F, Tower A, Yingdu Building, Zhichun Road
Haidian District, Beijing 100086
People’s Republic of China
+86 10 58732560

You may also obtain information about us by visiting our website at www.jianzhi-jiaoyu.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Most of our operations are conducted in China, and most of our assets are located in China. In addition, most of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce in United States courts judgments obtained in United States courts based on the civil liability provisions of the United States federal securities laws against us and our officers and directors.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York under the federal securities laws of the U.S. or of any state in the U.S. or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Conyers Dill & Pearman, our counsel as to Cayman Islands law, has advised us that the courts of the Cayman Islands are unlikely (1) to recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (2) in original actions brought in the Cayman Islands to impose liabilities against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States so far as the liabilities imposed by those provisions are penal in nature.

In addition, Conyers Dill & Pearman has advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands would recognize as a valid, final and conclusive judgment in personam obtained in such jurisdiction under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (i) such courts had proper jurisdiction over the parties subject to such judgment; (ii) such courts did not contravene the rules of natural justice of the Cayman Islands; (iii) such judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (vi) there is due compliance with the correct procedures under the laws of the Cayman Islands A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

DeHeng Law Offices, our PRC legal adviser, has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. DeHeng Law Offices has advised us further that under PRC law, courts in the PRC will not recognize or enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or social public interest. As there exists no treaty or other form of reciprocity between China and the United States governing the recognition and enforcement of judgments as of the date of this prospectus, including those predicated upon the liability provisions of the United States federal securities laws, there is uncertainty whether and on what basis a PRC court would enforce judgments rendered by United States courts. In addition, because there is no treaty or other form of reciprocity between the Cayman Islands and China governing the recognition and enforcement of judgments as of the date of this prospectus, there is further uncertainty as to whether and on what basis a PRC court would enforce judgments rendered by a Cayman Islands court.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

The Cayman Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against dishonesty, willful default or fraud or the consequences of committing a crime. Our articles of association provide that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles of association.

Under the indemnification agreements with our directors and executive officers, the form of which was filed as Exhibit 10.2 to our registration statement on Form F-1, as amended (File No. 333-234356), we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

Any underwriting agreement entered into in connection with an offering of our securities may also provide for indemnification of us and our officers and directors in certain cases.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We also maintain a directors and officers liability insurance policy for our directors and officers.

Item 7. Recent Sales of Unregistered Securities

During the past three years, we have issued the following securities. We believe that the following issuance was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

On July 17, 2025, we repurchased 54,790,000 Class A ordinary shares held by RongDe and issued 54,790,000 Class B ordinary shares to RongDe, in consideration of and out of the proceeds of our new issuance of such Class B ordinary shares to RongDe.

Item 8. Exhibits and Financial Statement Schedules.

The following exhibits are filed with this Registration Statement.

The agreements included or incorporated by reference as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The undersigned registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

Exhibit Index

Exhibit Number	Description of Document
3.1*	Second Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
4.1	Specimen American Depositary Receipt (included in Exhibit 4.3)
4.2*	Registrant’s Specimen Certificate for Class A Ordinary Shares
4.3	Form of Deposit Agreement, among the Registrant, the depositary and the owners and holders of American Depositary Shares issued thereunder (incorporated herein by reference to Exhibit 4.3 to the registration statement on Form F-1 (File No. 333-257865), as amended, initially filed with the SEC on July 13, 2021)
5.1*	Opinion of Conyers Dill & Pearman regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters
8.1*	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2*	Opinion of Deheng Law Offices regarding certain PRC tax matters (included in Exhibit 99.2)
10.1	Form of Indemnification Agreement between the Registrant and its directors and executive officers (incorporated herein by reference to Exhibit 10.1 to the registration statement on Form F-1 (File No. 333-257865), as amended, initially filed with the SEC on July 13, 2021)
10.2	Form of Employment Agreement between the Registrant and its executive officers (incorporated herein by reference to Exhibit 10.2 to the registration statement on Form F-1 (File No. 333-257865), as amended, initially filed with the SEC on July 13, 2021)
10.3	English translation of the executed form of the Voting Rights Proxy Agreement granted by shareholders of Beijing Sentu. (incorporated herein by reference to Exhibit 10.3 to the registration statement on Form F-1 (File No. 333-257865), as amended, initially filed with the SEC on July 13, 2021)
10.4	English translation of the executed form of the Equity Pledge Agreement among Jianzhi Beijing, Beijing Sentu and shareholders of Beijing Sentu (incorporated herein by reference to Exhibit 10.4 to the registration statement on Form F-1 (File No. 333-257865), as amended, initially filed with the SEC on July 13, 2021)
10.5	English translation of the executed form of the Exclusive Business Cooperation Agreement between Beijing Sentu and Jianzhi Beijing (incorporated herein by reference to Exhibit 10.5 to the registration statement on Form F-1 (File No. 333-257865), as amended, initially filed with the SEC on July 13, 2021)
10.6	English translation of the executed form of the Exclusive Call Option Agreement among Jianzhi Beijing, Beijing Sentu and shareholders of Beijing Sentu (incorporated herein by reference to Exhibit 10.6 to the registration statement on Form F-1 (File No. 333-257865), as amended, initially filed with the SEC on July 13, 2021)
10.7	English translation of the executed form of the Exclusive Asset Option Agreement among Jianzhi Beijing, Beijing Sentu and shareholders of Beijing Sentu (incorporated herein by reference to Exhibit 10.7 to the registration statement on Form F-1 (File No. 333-257865), as amended, initially filed with the SEC on July 13, 2021)
10.8	English translation of form of letter of undertakings, from each individual shareholder of direct shareholders of Beijing Sentu (incorporated herein by reference to Exhibit 10.8 to the registration statement on Form F-1 (File No. 333-257865), as amended, initially filed with the SEC on July 13, 2021)
10.9	English translation of form of spousal consent letter, from the spouse of each individual shareholder of direct shareholders of Beijing Sentu (incorporated herein by reference to Exhibit 10.9 to the registration statement on Form F-1 (File No. 333-257865), as amended, initially filed with the SEC on July 13, 2021)
10.10†	Form Light Class Business Agency Settlement Cooperative Agreement Between Guangzhou 5G Information Technology Co., Ltd and Jianzhi Education Entity (incorporated herein by reference to Exhibit 10.10 to the registration statement on Form F-1 (File No. 333-257865), as amended, initially filed with the SEC on July 13, 2021)

Exhibit Number	Description of Document
10.11†	Form Cooperation Framework Agreement on the Virtual Commodities Between Telefen E-commerce (Shanghai) Co., Ltd. and Jianzhi Education Entity (incorporated herein by reference to Exhibit 10.11 to the registration statement on Form F-1 (File No. 333-257865), as amended, initially filed with the SEC on July 13, 2021)
10.12†	Form Operation Service Agreement on Broadcast Content of Audio-Visual Programs of [Selected Product Package of Fish Learning] With E-surfing Media Co., Ltd. (incorporated herein by reference to Exhibit 10.12 to the registration statement on Form F-1 (File No. 333-257865), as amended, initially filed with the SEC on July 13, 2021)
10.13†	English translation of Loan Agreement Between RongDe Holdings Limited and Hong Kong Sentu Education Technology Ltd (incorporated herein by reference to Exhibit 10.13 to the registration statement on Form F-1 (File No. 333-257865), as amended, initially filed with the SEC on July 13, 2021)
10.14†	English translation of Loan Agreement Between RongDe Holdings Limited and Jianzhi Education Group Company Limited, a subsidiary of the Company (incorporated herein by reference to Exhibit 10.14 to the registration statement on Form F-1 (File No. 333-257865), as amended, initially filed with the SEC on July 13, 2021)
10.15**	Form of Securities Purchase Agreement
21.1	List of Significant Subsidiaries and VIE of the Registrant (incorporated herein by reference to Exhibit 8.1 to the Form 20-F (File No. 001-41445), filed with the SEC on April 30, 2024)
23.1**	Consent of WWC, P.C., an independent registered public accounting firm
23.2*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23.3*	Consent of Deheng Law Offices (included in Exhibit 99.2)
24.1*	Powers of Attorney (included on signature page)
99.1	Code of Business Conduct and Ethics of the Registrant (incorporated herein by reference to Exhibit 99.1 to the registration statement on Form F-1 (File No. 333-257865), as amended, initially filed with the SEC on July 13, 2021)
99.2*	Opinion of Deheng Law Offices regarding certain PRC law matters
107**	Filing Fee Table

*	Previously filed.
**	Filed herewith.
†	Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because they both are not material and would likely cause competitive harm to the Registrant if publicly disclosed.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(a)	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b)	That, for the purpose of determining liability under the Securities Act to any purchasers, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of effective date.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China on September 16, 2025.

Jianzhi Education Technology Group Co Ltd

By:	/s/ Yong Hu
Name:	Yong Hu
Title:	Director and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Mr. Yong Hu as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, the registration statement has been signed by the following persons on September 16, 2025 in the capacities indicated.

Signature	Title

/s/ Peixuan Wang	Chairwoman of the Board
Name: Peixuan Wang

/s/ Yong Hu	Director and Chief Executive Officer
Name: Yong Hu

/s/ Man Lung Everett Chui	Independent Director
Name: Man Lung Everett Chui

/s/ Wai Leung Alfred Lau	Independent Director
Name: Wai Leung Alfred Lau

/s/ Keikyo Haribayashi	Independent Director
Name: Keikyo Haribayashi

/s/ Huichao Wang	Chief Financial Officer
Name: Huichao Wang

Signature of authorized representative in the United States

Pursuant to the requirements of the Securities Act, the Registrant’s duly authorized representative has signed this Registration Statement on Form F-1 on this September 16, 2025.

Cogency Global Inc.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President